Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This agreement (the “Agreement”) is made this 3rd day of August 2007 between RICHARDSON ELECTRONICS, LTD., whose principal office is located at 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393 (the “Company”), and Bruce W. Johnson of 5838 Teal Lane, Long Grove, IL 60047 (“Employee”).

Whereas, Employee was employed by, and was an officer of, the Company pursuant to a certain Employment and Bonus Agreement dated as of November 7, 1996 (the “Original Employment Contract”); and

Whereas, Employee continued as an employee and officer of the Company only as provided in a certain agreement executed January 20, 2006 (the “Separation Agreement”), which Separation Agreement superseded the Original Employment Contract as provided therein, and pursuant to which Separation Agreement Employee’s employment terminated June 2, 2007 (and prior to which date Employee’s officer status had been previously terminated); and

Whereas, the parties agree that the Company has paid, and Employee has received, all payments and benefits required to be made to Employee under the Separation Agreement and otherwise, except with respect to the final bonus payment referred to in Paragraph 4(b) of the Separation Agreement, as to which there has arisen a dispute between the parties; and

Whereas the parties desire to settle such dispute on the terms and conditions set forth below in order to avoid the cost, expense and time of litigation.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.         The parties desire to resolve and settle all possible claims the Employee may have against or with respect to the Company, including, without limitation, those regarding or related in any way to Employee’s employment with the Company and its termination, including, without limitation, those arising under the Separation Agreement.

2.          The Company agrees to pay the Employee the gross sum of $400,000, subject to any and all lawful tax and other withholdings, on or before Friday, August 10, 2007 (the “Settlement Payment”). The Settlement Payment will be reported to the Employee on IRS Form W-2.

3.          The payment from the Company set forth herein constitutes full settlement of any and all claims that the Employee may have against the Company, its successors, assigns, parents, subsidiaries, divisions, affiliates, or any of their respective officers, directors, shareholders, employees, agents or representatives, including, without limitation, for compensation or otherwise in connection with or related to his officer status, his employment, or their termination, including, without limitation, claims arising under the Separation Agreement.

4.          In consideration for the promises made by the Company herein, and in particular the payment provided for in 2 above, the Employee, on behalf of himself, his agents, assignees, attorneys, heirs, executors, and administrators, fully releases and forever discharges the Company, and its successors, assigns, parents, subsidiaries, divisions, affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (the “Company Releasees”), from any and all liability, civil or criminal claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, by reason of any matter, act or omission, or of any nature or kind whatsoever. Without in any way limiting the generality of the foregoing language, this Agreement shall include a release of any and all claims, demands, or causes of action, civil or criminal, arising out of or in any way connected with any occurrences, acts, or omissions, transactions, practices or policies, which were or could have been asserted relating to the officer status of or employment of Employee, including, without limitation, (a) under the Separation Agreement, (b) all claims for discrimination or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Reconstruction Act of 1866, the Americans With Disabilities Act, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act (FMLA), the National Labor Relations Act, the Employee Retirement Income Security Act (ERISA), the Illinois Human Rights Act, or any other federal, state, or local law relating to employment, discrimination, or retaliation; (c) all claims for wages, compensation, vacation pay, sick pay, compensatory time, commissions, or benefits under ERISA, the

Federal Equal Pay Act, or the Fair Labor Standards Act (FLSA), or any other federal, state, or local “wage and hour” law; (d) all claims arising under the statutes or common law of any state including, but not limited to, claims relating to contracts (express or implied), tortious interference with contract, tortious interference with business relations or economic advantage, wrongful discharge, retaliatory discharge, retaliation, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, wrongful termination of benefits, and wrongful denial of wages and/or commissions; and (e) all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on the Employee’s behalf against any of the Company Releasees by any government agency or other person.

5.          The Employee represents and warrants that he has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against any Company Releasee, that he has not assigned or attempted to assign any such claims to anyone, and that, to the best of the Employee’s knowledge, the Employee possesses no claims (including FMLA, FLSA, ERISA, and workers compensation claims) other than that relating to a bonus under Paragraph 4(b) of the Separation Agreement (which claim the Employee is releasing by this Agreement). The Employee further represents and warrants that the Employee has received any and all overtime compensation and FMLA leave to which the Employee may have been entitled, and that the Employee is not currently aware of any facts or circumstances constituting a violation of the FMLA, FLSA, or ERISA.

6.          Employee represents and warrants that he holds no unvested Company stock options, that he has exercised all stock options that have ever vested except for stock options for 90,000 shares which he must exercise by September 1, 2007 (or lose them forever), and that he has no claim or right to additional Company stock or stock options, including, but not limited to, under any Company stock option, deferred compensation, or incentive compensation plan. The parties further agree that, except as to the stock options for 90,000 share (which must be exercised if at all by September 1, 2007), the Company has no obligation to honor any claim for unvested or unexercised stock options following the effective date of this Agreement, if the Employee were ever to contend that such stock options exist. The parties further agree that Employee has no right to payments or compensation under any Company profit sharing plan or stock ownership plan, and that the payment of the Settlement Payment shall not entitle Employee to any additional compensation under the terms of any Company plan, policy, or practice.

7          Employee agrees and reaffirms that he will continue to comply with his agreements and obligations contained in Paragraphs 11, 12, 13, and 14 of the Separation Agreement for the term stated therein.

8.          The Employee understands and agrees that the existence and terms of this Agreement are confidential and shall not be disclosed to any third party (other than his spouse, attorney or tax preparer or financial consultant, each of whom shall agree to maintain its confidentiality) without the prior written consent of the Company, except as may be required by law and in response to a lawful subpoena, in which event Employee shall provide prompt notice to the Company.

9.          The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Company, or any of its agents or employees, of any liability, error, violation or omission. Employee promises not to state, suggest, indicate, or imply the contrary to anyone, either directly or indirectly, by inference or otherwise, whether through counsel or otherwise.

10.        This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns and shall inure to their respective benefits.

11.        The failure by the Company to insist upon strict compliance by the Employee with respect to any of the terms or conditions hereof or of any other agreement shall not be deemed a waiver or relinquishment of any other terms or conditions nor shall any failure to exercise any right or power hereunder at one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

12.        All notices required to be given hereunder to the Company shall be addressed to its principal executive office at 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393; attention: Edward J. Richardson, by certified or registered mail or by delivery in person to Edward J. Richardson. All notices required or to be given hereunder to the Employee shall be addressed to the Employee at Employee’s residence as last reflected on the records of the Company, by certified or registered mail or by delivery in person to Employee. Notices, if mailed, shall be deemed given when deposited in the United States Mail addressed as aforesaid with postage prepaid.

13.       The Employee acknowledges that Employee had an adequate opportunity to review this Agreement; that Employee fully understands its terms, including that he is releasing the Company from all claims he may have against it; that Employee was advised to and was given the opportunity to consult with counsel of his choice about this Agreement; that Employee was not coerced into signing it; that Employee has signed it knowingly and voluntarily; and that Employee is not relying on any fact, statement, or assumption not set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year written below their respective signatures.

EMPLOYEE	RICHARDSON ELECTRONICS, LTD.

/s/ Bruce W. Johnson	By:	/s/ Edward J. Richardson
Bruce W. Johnson		Edward J. Richardson, Chairman
Dated: August 3, 2007	Dated: August 3, 2007

Subscribed and sworn to before me this 3rd day of August, 2007

/s/ Lisa Currie
Notary Public

[Notary Seal]

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